090201

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684 5708
Website: www.nvsos.gov

Filed in the office of	Document Number 20110592425-11
Ross Miller Secretary of State State of Nevada	Filing Date and Time 08/11/2011 9:54 AM
	Entity Number E0623852006-4

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT **ABOVE SPACE IS FOR OFFICE USE ONLY**

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

The Pulse Beverage Corporation

2. The articles have been amended as follows: (provide article numbers, if available)

3. Shares: Number of shares with par value: 101,000,000

The aggregate number of shares that the Corporation will have authority to issue is One Hundred and One Million (101,000,000), of which One Hundred Million (100,000,000) shares will be common stock ("Common Stock"), with a par value of $0.00001 per share, and One Million (1,000,000) shares will be preferred stock, with a par value of $0.001 per share ("Preferred Stock"), such Preferred Stock to have such designations, rights, qualifications, preferences, limitations, and terms of the shares of any series of Preferred Stock as the Board of Directors may determine from time to time.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 60.9%

4. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

Robert Yates, Chief Executive Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.